Exhibit 3.3

CERTIFICATE OF CONVERSION TO LIMITED LIABILITY COMPANY

OF

Idearc Information Services Inc.

TO

Idearc Information Services LLC

This Certificate of Conversion to Limited Liability Company, dated as of November 14, 2006, has been duly executed and is being filed by Idearc Information Services Inc., a Delaware corporation (the “Corporation”), and William G. Mundy, as an authorized person, to convert the Corporation to a Delaware limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act.

1. The Corporation’s name when it was originally incorporated was General Telephone Directory Company and immediately prior to the filing of this Certificate of Conversion to Limited Liability Company was Idearc Information Services Inc.

2. The Corporation filed its original certificate of incorporation with the Secretary of State of the State of Delaware and was first incorporated on August 21, 1936 in the State of Delaware, and was incorporated in the State of Delaware immediately prior to the filing of this Certificate of Conversion to Limited Liability Company.

3. The name of the Delaware limited liability company into which the Corporation shall be converted as set forth in its Certificate of Formation is Idearc Information Services LLC.

4. The conversion of the Corporation to the Delaware limited liability company has been approved in accordance with the provisions of Sections 141(f), 228 and 266 of the DGCL.

5. The conversion of the Corporation to the Delaware limited liability company shall be effective on November 15, 2006.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate of Conversion to Limited Liability Company on the 14th day of November, 2006.

By:	/s/ William G. Mundy
Name: William G. Mundy Title: Authorized Person